Exhibit 99.4

CIT HOME EQUITY LOAN TRUST 2002-1
ANNUAL OFFICER’S CERTIFICATE

COMPLIANCE WITH AGREEMENT

The undersigned certifies that he is an Executive Vice President of The CIT Group/Consumer Finance, Inc., a corporation organized under the laws of Delaware (“CITCF”), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITCF in connection with Section 6.06(a) of the Pooling and Servicing Agreement dated as of March 28, 2002 among CITCF, as Seller and Master Servicer, Credit Suisse First Boston Mortgage Acceptance Corp., as Depositor, CFHE Funding Company LLC, as Conduit Seller, and JPMorgan Chase Bank, as Trustee for CIT Home Equity Loan Trust 2002-1 (the “Agreement”). All capitalized terms used herein without definition having the respective meanings specified in the Agreement. The undersigned further certifies to the Trustee and Underwriters that a review of the activities of CITCF during the 2002 calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, CITCF has fulfilled its obligations under the Agreement during the 2002 calendar year.

IN WITNESS WHEREOF, I have affixed hereto my signature this 10th day of February 2003.

THE CIT GROUP/CONSUMER FINANCE, INC.,
as Master Servicer

/s/ William L. Schumm
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Name:	William L. Schumm
Title:	Executive Vice President
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